EXHIBIT 5.1

ELLENOFF GROSSMAN & SCHOLE LLP
ATTORNEYS AT LAW
150 EAST 42ND STREET, 11th FLOOR
NEW YORK, NEW YORK 10017
TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889
www.egsllp.com

November 22, 2010

Elephant Talk Communications, Inc.
19103 Centre Rose Boulevard
Lutz, Florida 33558

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”), filed by Elephant Talk Communications, Inc. (the “Company”), a California corporation, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the public offering by certain selling stockholders of the Company of a total of 68,872,357 shares of Common Stock for their respective accounts including shares issuable upon conversion of promissory notes and warrants issued by the Company in the Company’s 2009 and 2010 private placement (collectively, the “Selling Stockholder Shares”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Registration Statement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

When the Registration Statement becomes effective under the Act, the shares of Common Stock included in the Registration Statement and offered by the Selling Shareholders will be validly issued, fully paid and non-assessable.

When the Registration Statement becomes effective under the Act, the Selling Stockholder Shares, when the Company issues and delivers the shares of Common Stock upon conversion of the promissory notes and exercise of warrants issued by the Company in the 2009 and 2010 Private Placement in accordance with the terms of such promissory notes and warrants, as applicable, such shares will be validly issued, fully paid and non-assessable.

Our opinion herein is limited in all respects to the General Corporation Law of the State of California, which includes those statutory provisions as well as all applicable provisions of the California Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

Ellenoff Grossman & Schole LLP